TREE TOP INDUSTRIES, INC. PRESS RELEASE:  JANUARY 19TH, 2010

Tree Top Industries Announces Financing & Venture with GeoGreen Biofuels

Los Angeles, CA, January 19, 2010, Tree Top Industries, Inc. (TTII.OB) announced today the signing of an agreement with GeoGreen Biofuels, Vernon, CA to finance the final stages of facility build out in order to begin processing of waste cooking oils into biofuels. The terms of the agreement call for Tree Top to help secure financing for GeoGreen (a private company) and provide Tree Top with the right of first refusal on future equity financings of GeoGreen.

David Reichman, Chairman and CEO of Tree Top, stated, “We are thrilled to be teamed up with GeoGreen, and their energetic president, Greg Forrest. His vision, enthusiasm and drive are creating an environmentally friendly way to divert used cooking oils from waste streams to create vehicle fuels. This has an enormous cost and carbon footprint advantage over biofuels made from petroleum based fuels.”

Kathy M. Griffin, President of Tree Top Industries, noted "GeoGreen Biofuels is a complimentary fit with the acquisition this past summer of BioEnergy Applied Technologies, Inc. (BAT).” BAT is the originator of various proprietary, clean-tech, environmentally-friendly technologies and intellectual properties in the areas of hazardous waste destruction, energetic materials, chemical recycling processes, and coal gasification.  BAT also maintains unique electrolytic technology that simplifies the production of bio fuels, specifically biodiesel and its byproducts.   All of these products offer Green, Sustainable Solutions to the problems of waste generation, collection, storage, and destruction.

About GeoGreen Biofuels.

GeoGreen Biofuels, a leader in the alternative energy industry, recycles waste cooking oil into clean, safe, renewable biofuel. Through innovative technologies and a unique urban model for sustainable energy, GeoGreen is helping to make the world a healthier, greener place. www.geogreen.com. Starting in Los Angeles, GeoGreen intends to  manufacture biofuel in cities across the United States, "Saving the planet, one french fry at a time!"

About Tree Top Industries

The Company’s subsidiaries and affiliates include clean-tech energy, bio-energy and green energy solutions. Tree Top is an early stage company that is animating its subsidiaries and affiliates concurrently, as it simultaneously moves to acquire companies that are in various stages of development; using several different paradigms, including exchange of stock, joint venture, cash, and other partnership configurations. www.ttiiob.com

Safe Harbor Statement:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on the current plans and expectations of management and are subject to a number of uncertainties and risks that could significantly affect the company's current plans and expectations, as well as future results of operations and financial condition. A more extensive listing of risks and factors that may affect the company's business prospects and cause actual results to differ materially from those described in the forward-looking statements can be found in the reports and other documents filed by the company with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Robert Schechter
Director of Marketing/Public Relations
Equity Communications
New York, NY
212-499-6809
eqcomm@gmail.com